Exhibit 6.5

FIG WL3, LLC

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

As of November 22, 2016

THE INTERESTS ISSUED UNDER THIS AGREEMENT MAY BE SOLD OR TRANSFERRED ONLY IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFER SET FORTH HEREIN.

IN ADDITION, THE SECURITIES ISSUED UNDER THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER THE APPLICABLE STATE SECURITIES LAWS, BUT HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION AND QUALIFICATION PROVIDED FOR IN THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION OR REGISTRATION UNDER THE APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

FIG WL3, LLC

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of Fig WL3, LLC, a limited liability company formed under the laws of the State of Delaware (the “Company”), is entered into as of November 22, 2016 (the “Effective Date”), by and among the Managing Member and the Persons listed on Schedule A hereto, as such Schedule may be amended from time to time (individually, a “Member” so long as each such Person is a Member of the Company and, collectively, together with the Managing Member and any additional members of the Company from time to time, the “Members”).

WHEREAS, the Company was formed upon the filing of a Certificate of Formation in the State of Delaware on January 8, 2016 (the “Formation Date”);

WHEREAS, the Company has admitted the Managing Member and the Persons listed on Schedule A hereto as Members as of the Effective Date; and

WHEREAS, the Company has reserved for issuance 2,500 WL3 Units for purchase by the Members;

WHEREAS, the Members of the Company desire to enter into this Agreement to set forth the respective rights of Members with respect to the Company and their respective interests therein and to provide for the management of the business and operations of the Company;

WHEREAS, capitalized words and phrases used in this Agreement and not otherwise defined herein have the meanings set forth in Annex I hereto;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1. THE LIMITED LIABILITY COMPANY

Section 1.1. Continuation. The Company shall continue to conduct business as a limited liability company pursuant to the terms of this Agreement and the provisions of the Act.

Section 1.2. Name. The name of the Company shall be Fig WL3, LLC, or such other name or names determined by the Managing Member, and all business of the Company shall be conducted in such name(s).

Section 1.3. Office. The Company shall maintain its principal address at such location as may be designated by the Managing Member from time to time.

Section 1.4. Purpose. The purposes of the Company shall be: (i) to engage, either through itself or the Managing Member, in publishing and distributing activities related to the Game (as such term is defined in the License Agreement), (ii) to serve as an entity through which Capital Contributions of the Members may be utilized to invest in a beneficial interest in the License Agreement, (iii) to serve as an entity through which Members may potentially receive distributions in connection with such investments, and (iv) to engage in any or all other activities in furtherance of such purpose.

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Section 1.5. Other Businesses. This Agreement shall not prohibit any Member, Managing Member or other agent from conducting, or owning interests in, any other business or activity, and no such Member, Managing Member or other agent shall be liable or accountable to the Company or the Members in connection therewith, whether or not such other business or activity, directly or indirectly, competes with the business of the Company. Further, no Member, Managing Member or other agent of the Company shall be liable or accountable to the Company or to any other Member for failure to disclose or make available to the Company or to any other Member any business opportunity that such Member, Managing Member or other agent becomes aware of in the Member’s, Managing Member’s or other agent’s capacity as a Member, Managing Member or other agent of the Company or otherwise. This Agreement shall not, however, limit any obligations pursuant to any other agreements, including, without limitation, any employment agreement, advisory board service agreement, confidentiality agreement, non-solicitation agreement or non-competition agreement entered into by any Person in such Person’s capacity as an employee, consultant, advisory board member or other advisor to the Company or in such Person’s capacity as an employee, consultant, advisory board member or advisor to any other Person directly or indirectly controlling, controlled by, or under common control with, the Company.

Section 1.6. Term. The term of the Company shall continue until the winding up and liquidation of the Company in accordance with Article 11 of this Agreement.

Section 1.7. Title to Company Assets. All property and assets of the Company, real and personal and tangible and intangible (including, without limitation, the Company’s beneficial interest in the License Agreement), belonging to the Company (in the aggregate being referred to as the “Company Assets”) shall be owned by, and in the name of, the Company as an entity and no Member shall have any ownership interest in any Company Asset in such Member’s individual name or right; and each Member’s interest in the Company shall be personal property for all purposes.

Section 1.8. Capital Structure; Authorized WL3 Units. The Company is hereby authorized to issue Membership Interests denominated in units (each a “WL3 Unit” and collectively the “WL3 Units”) with such rights, preferences, limitations, and privileges as set forth herein and in the confidential private placement memorandum of the Company, dated as of September 19, 2016, relating to such securities, as may be supplemented or amended, and as may be determined by the Managing Member consistent herewith and therewith. The initial authorized WL3 Units of the Company shall consist of 2,500 WL3 Units. All WL3 Units shall have identical rights except as otherwise provided in this Agreement. The names of the Members and their respective number of WL3 Units, as such names and number may change from time to time in accordance with this Agreement, shall be set forth on the Company’s books and records. As of the Effective Date, each of the Members has been issued the number of WL3 Units indicated for such Member on Schedule A, attached hereto. Additional authorized but unissued WL3 Units may be issued by the Managing Member in its sole discretion from time to time.

Section 1.9. Issued and Unissued WL3 Units. Unless and until any WL3 Units that are authorized under Section 1.8 have been issued to one or more Members, they shall not be considered outstanding for purposes of any provision of this Agreement, including without limitation the voting rights and distribution provisions.

ARTICLE 2. REPRESENTATIONS AND WARRANTIES

Section 2.1. Representations and Warranties. As of the Effective Date (and, in the case of any Member admitted to the Company after the Effective Date, as of the date that such Member is admitted as a Member of the Company), each of the Members hereby makes each of the following representations and warranties to the Company, and such warranties and representations shall survive the execution of this Agreement:

2.1.1.         Such Member has carefully read this Agreement and knows its contents and has executed this Agreement as such Member’s own free and voluntary act, without duress or coercion.

2.1.2.         Such Member will promptly, upon request by the Managing Member, provide all financial data, documents, reports, certifications or other information necessary or appropriate to enable the Company to apply for and obtain an exemption from the registration provisions of applicable law and any other information required by governmental agencies having jurisdiction over the Company and/or the Managing Member.

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2.1.3.         Such Member meets the requirements to purchase WL3 Units, including qualifying as an “accredited investor” within the meaning of Regulation D of the Securities Act.

2.1.4.         The natural person signing this Agreement on behalf of such Member (if such Member is an entity) has the authority to do so and is authorized to do so.

2.1.5.         This Agreement constitutes the legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms.

2.1.6.         Such Member has acquired such Member’s WL3 Units in the Company for such Member’s own investment account and not with a view to distribution or resale thereof and, except pursuant to any applicable community property laws, no other Person has a direct or indirect beneficial interest in such WL3 Units except for such beneficial interest as exists solely from such other Person being an owner or beneficiary of such Member.

2.1.7.         There is no misrepresentation contained in the subscription documents and investor questionnaire of the Company (the “Subscription Documents”) completed by such Member.

2.1.8.         Such Member (i) has been advised by the Company to consult such Member’s own legal counsel in respect of this Agreement and the Subscription Documents, (ii) has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement and the Subscription Documents with such Member’s counsel, (iii) has read and fully understands the terms and provisions of this Agreement and the Subscription Documents, (iv) has relied solely upon the information in this Agreement and the Subscription Documents and has not relied on any other oral or written communications whatsoever or any oral representations or warranties (nor has any been made), (v) has been advised that no person is authorized to give any information or to make any statement not contained in this Agreement or the Subscription Documents, and that any information or statement not contained herein or therein must not be relied upon as having been authorized by the Company or the Managing Member, (vi) has not construed the contents of this Agreement or the Subscription Documents as legal, tax or investment advice, and (vii) has had full opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement and the Subscription Documents, and to obtain any additional information which relates to the Company, including relative to the financial data and business of the Company, and all questions have been answered to the satisfaction of such Member.

ARTICLE 3. CAPITAL ACCOUNTS; PERCENTAGE INTERESTS

Section 3.1. General. Except as otherwise expressly provided in this Article 3, or pursuant to a separate agreement executed by a Member, (i) no Member shall have any obligation to make contributions of capital, loan money or otherwise provide financing to the Company, (ii) no Member shall have any personal liability for the repayment of any Capital Contributions of, or loan to the Company by, any Member, and (iii) no Member shall be liable for the debts, liabilities, contracts, or any other obligations of the Company. Not in limitation of the foregoing, no Member shall have any obligation to restore any negative balance in such Member’s Capital Account. The Members shall not demand or receive, and shall have no right to receive, a return of any Member’s Capital Contributions, or to receive interest on any Capital Contribution at any time made to the Company or on the balance of their respective Capital Accounts, except as otherwise provided in this Agreement. Neither the Company nor any Member shall, by execution of this Agreement, assume or bear responsibility or liability for any indebtedness or obligation of any other Member incurred or arising either before or after the execution of this Agreement. Nothing contained in this Agreement shall be considered to constitute any Member as the agent of any other Member.

Section 3.2. Capital Accounts. The Company shall establish and maintain separate accounts (each, a “Capital Account”) for each of the Members in accordance with the Regulations under Code Section 704(b). Upon each and every Book Adjustment Trigger, the Managing Member may, but shall not be obligated to, adjust the Capital Accounts of all of the Members pursuant to the Regulations under Code Section 704(b). In the event of a Transfer of all or any portion of a Member’s Membership Interest, the transferee of such Membership Interest, or portion thereof, shall succeed to the appropriate portion of the Capital Account as determined in accordance with the Regulations under Code Section 704(b).

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Section 3.3. Percentage Interests. As used in this Agreement, the term “Percentage Interest” means, with respect to each Member, such percentage interest in the Company as determined by dividing the aggregate number of WL3 Units owned by such Member by the total number of WL3 Units of the Company then issued and outstanding. As of the Effective Date, each of the Members has the Percentage Interest indicated for such Member on Schedule A hereto. The Percentage Interest of each Member, including any Person which becomes a Member after the Effective Date, may change from time to time in accordance with this Agreement. The Percentage Interests of each Member shall be set forth in the books and records of the Company.

Section 3.4. Capital Contributions. The Capital Contributions of the Members, as such Capital Contributions may change from time to time in accordance with this Agreement, shall be set forth in the books and records of the Company. The Capital Contributions of the Members as of the Effective Date are as indicated on Schedule A, as such Schedule may change from time to time in accordance with this Agreement.

Section 3.5. Additional Financing. No Member shall be required to contribute additional funds or other property to the Company. If the Managing Member determines that the Company requires any additional funds that, as determined by the Managing Member, are not available from operations or from lenders on commercially reasonable terms, then one or more of the Members may, at their option and without an obligation to do so, loan such funds to the Company on such terms as determined by the Managing Member.

ARTICLE 4. ALLOCATION OF NET PROFITS AND NET LOSSES

Section 4.1. Net Profits and Net Losses. Net Profits and Net Losses for each Fiscal Year shall be allocated as follows. First, Net Profits up to the amount of Net Cash Flow distributed pursuant to Section 5.3 with respect to such Fiscal Year shall be allocated to the Members receiving such distributions in the ratio of such distributions. Thereafter, any remaining Net Profits or Net Losses shall be allocated in such a manner as to cause the balance in the Capital Account of each Member, as adjusted to reflect the allocations provided hereunder, to be equal to the aggregate amount of cash such Member would receive if all of the assets of the Company were sold for an amount of cash equal to their respective book values, all debt obligations were satisfied in accordance with their respective terms and the remaining cash were distributed as provided in Section 5.4.

Section 4.2. Regulatory Allocations. Notwithstanding anything to the contrary contained in Section 4.1, appropriate adjustments shall be made to the allocations of Net Profits and Net Losses to the extent necessary to comply with the “qualified income offset” provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations; the partnership “minimum gain chargeback” provisions of Section 1.704-2(f) of the Regulations; and the “partner nonrecourse deduction” and “partner nonrecourse debt minimum gain chargeback” provisions of Section 1.704-2(i) of the Regulations, all issued pursuant to Code Section 704(b) (the “Regulatory Allocations”).

Section 4.3. Curative Allocations.

4.3.1.         The Regulatory Allocations are intended to comply with the requirements of the Regulations under Code Section 704(b). Notwithstanding any other provision of this Article 4 (other than the Regulatory Allocations), Net Profits and Net Losses (and, if necessary, gross income and specific deductions) shall be specially allocated, when and as reasonably determined by the Managing Member, so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations and any Net Losses reallocated pursuant to Section 4.4, were not part of this Agreement and all items were allocated pursuant to Section 4.1.

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4.3.2.         In exercising the Managing Member’s discretion under this Section 4.3, the Managing Member (i) shall take into account future Regulatory Allocations under Section 4.2 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 4.2, and (ii) shall make all appropriate Regulatory Allocations not later than immediately prior to any Event of Dissolution.

Section 4.4. Loss Limitation, Other Allocation Rules.

4.4.1.         Net Losses allocated pursuant to Section 4.1 shall not exceed the maximum amount of net losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have an Adjusted Capital Account Deficit as a consequence of an allocation of Net Losses allocated pursuant to Section 4.1, the limitation set forth in this Section 4.4.1 shall be applied on a Member by Member basis and the Net Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in proportion to the positive balances in such Members’ Capital Accounts so as to allocate the maximum permissible Net Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Regulations.

4.4.2.         In the event that the Members’ relative interests in the Company change during any Fiscal Year, the Net Profits and Net Losses allocated to the Members for each such Fiscal Year shall be allocated among the Members using the “closing of the books” method in order to account for such changes (unless another permissible method under Code Section 706 and the Regulations thereunder is approved by the Managing Member).

Section 4.5. Aspects of Net Profits and Net Losses. The terms “Net Profits” and “Net Losses”, respectively, are used in this Agreement as follows:

4.5.1.         The terms “Net Profits” and “Net Losses”, respectively, mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year as determined in accordance with Code Section 703(a).

4.5.2.         For purposes of Section 4.5.1, all items of income, gain, loss or deduction required to be separately stated pursuant to Code Section 703(a)(1) shall be included in taxable income or loss.

4.5.3.         Notwithstanding Section 4.5.1, Net Profits and Net Losses shall include, for all purposes, (i) any income exempt from tax, (ii) any expenditures of the Company which are described in Code Section 705(a)(2)(B) and (iii) the amount of any adjustment to the Gross Asset Value of any Company Asset pursuant to any provision of this Agreement; provided, however, that Net Profits and Net Losses shall not include any adjustment to the Gross Asset Value due to any increase or decrease in the Company’s liabilities (as such liabilities would be shown on its balance sheet in accordance with GAAP).

4.5.4.         Notwithstanding Sections 4.5.1 and 4.5.3, gain or loss resulting from the disposition of any Company Asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the assets disposed of notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value.

Section 4.6. Adjustments with Respect to Gross Asset Values.

4.6.1.         As used in this Agreement, the term “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes; provided, however, that (i) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset on the date of contribution, as mutually determined by the contributing Member and the Managing Member, and (ii) such Gross Asset Value shall thereafter be adjusted pursuant to Sections 4.6.2, 4.6.3 and 4.6.4.

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4.6.2.         Subject to the other subsections of this Section 4.6, the Managing Member may, but shall not be obligated to, adjust the Gross Asset Value of the Company Assets to equal their gross fair market value (taking Code Section 7701(g) into account), as determined in good faith by the Managing Member as of the following times (each, a “Book Adjustment Trigger”):

(i)             the acquisition of an additional Membership Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution;

(ii)            the distribution by the Company to a Member of more than a de minimis amount of assets as consideration for a Membership Interest in the Company;

(iii)           the liquidation of the Company within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g);

(iv)          the grant of a Membership Interest in the Company (other than a de minimis Membership Interest) as consideration for the provision of services to or for the benefit of the Company (directly or indirectly, including to any Affiliate of the Company) by an existing Member acting in such Member’s capacity as a Member, or by a new Member acting in a capacity as a Member or in anticipation of being a Member; and

(v)            any other time when, and in a manner that, (A) maintains equality between the aggregate governing capital accounts of the Members and the amount of capital reflected on the Company’s balance sheet, (B) is consistent with the underlying economic arrangement of the Members, and (C) is based, wherever practicable, on federal tax accounting principles.

4.6.3.        The Gross Asset Value of any asset distributed to any Member shall be the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as mutually determined by the recipient Member and the Managing Member.

4.6.4.        The Gross Asset Value of the Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-l(b)(2)(iv)(m).

Section 4.7. Tax Allocations.

4.7.1.         Allocations of taxable income, gain or loss shall be made consistent with the allocation of Net Profits and Net Losses pursuant to Section 4.1, and shall be made in accordance with Code Section 704(c) and the Regulations thereunder (including allocations with respect to property contributed to the Company and property which has been revalued in accordance with Section 4.7) if and to the extent necessary to take into account any variation between the adjusted tax basis of any Company Asset and such asset’s fair market value, using any method approved by the Managing Member, so long as such method is permissible under Code Section 704(c) and the Regulations thereunder. Allocations pursuant to this Section 4.7 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses, other items, or distributions pursuant to any provision of this Agreement.

4.7.2.         For federal income tax purposes, all items of deduction and all items of income shall be allocated, as nearly as is practicable, in accordance with the manner in which such items were either deducted from or added to the Capital Accounts.

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Section 4.8. TMP; Elections. For purposes of Code Section 6231(a)(7), the “tax matters partner” shall be the Managing Member (in such capacity, the “TMP”), and the TMP shall also be the “partnership representative” pursuant to Section 6223(a) of the Code for federal income tax purposes. The TMP is specifically directed and authorized (i) to take whatever steps may be necessary or desirable to perfect the TMP’s designation as the “tax matters partner”, including filing any forms or documents with the Internal Revenue Service, and (ii) to take such other action as may from time to time be required under the Code and Regulations.

Section 4.9. Amendment. Notwithstanding anything to the contrary contained in this Agreement, all of the Members hereby agree to any amendment to this Article 4 reasonably determined by the TMP to be necessary or advisable to comply with the requirements of the Code or the Regulations regarding the allocation of Net Profits and Net Losses and all tax items including items of income, gain, deduction, loss or credit; provided, however, that such amendment shall not, without the consent of the affected Member, change such Member’s rights to receive distributions pursuant to Article 5.

Section 4.10. Partnership Treatment. The Members are aware that it is intended that the Company shall be treated as a partnership for purposes of being taxable in accordance with the provisions of subchapter K of the Code, or any comparable provision, and are aware of the income tax consequences of the allocations made by this Article 4 and each Member hereby agrees to be bound by the provisions of this Article 4 in reporting such Member’s share of Company income and loss for income tax purposes. The Members further agree that, to the extent payments are made by the Company to a Member for services or the use of capital and the amount of such payments is determined without regard to the income of the Company, then such payments shall be characterized as “guaranteed payments” under Section 707 of the Code and not compensation, interest or any similar other characterization.

ARTICLE 5. DISTRIBUTIONS

Section 5.1. Net Cash Flow. The gross cash proceeds received by the Company from any and all sources, including any and all proceeds from the sale, other disposition, financing or refinancing of any Company Asset, and the reduction in any and all reserves and escrows previously established, shall be used for the following as shall be determined by the Managing Member:

5.1.1.         first, to pay all Expenses incurred in the operation of the Company’s business (including without limitation any Company Expenses attributable to the rights under the License Agreement that were contributed to the Company by the Managing Member, including any such Expenses that would otherwise be incurred by the Managing Member), whether such Expenses are incurred by the Company or by the Managing Member on behalf of the Company;

5.1.2.         second, to establish, fund and increase reserves and escrow accounts as determined by the Managing Member, from time to time, to be appropriate or necessary, all such determinations by the Managing Member to be made in the Managing Member’s sole discretion; and

5.1.3.         thereafter, the balance (the “Net Cash Flow”) shall be distributed to the Members in accordance with Section 5.3 or Section 5.4, as appropriate.

Section 5.2. Tax Distributions. For any taxable year in which the Company allocates taxable income or gain to a Member for tax purposes, the Company may (but shall not be required to) distribute, if determined by the Managing Member in its sole discretion, to any Member, within ninety (90) days of the end of such taxable year of the Company (or at such earlier times as shall take into account required payments of estimated tax due from such Member with respect to the Company’s taxable income or gain), cash out of the liquid assets of the Company in an amount up to forty percent (40%) of the greatest amount of taxable income or gain allocated to any Member (less the other distributions made to the Member during the tax year), subject to upward adjustment upon a Member’s demonstration to the Company that the actual tax due is greater than the amount of cash otherwise distributed to the Member without upward adjustment pursuant to this Section 5.2. Any distributions made to a Member pursuant to this Section 5.2 shall reduce future amounts payable to such Member under Sections 5.3 and/or 5.4 on a dollar for dollar basis.

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Section 5.3. Distributions in General. Except as otherwise provided in Section 5.4, at such times during any Fiscal Year as the Managing Member determines in its sole discretion, the Company shall make distributions up to the amount of the undistributed Net Cash Flow for such Fiscal Year to all Members on a pro rata basis based upon their respective Percentage Interests at such time.

Section 5.4. Liquidating Distributions. Upon the liquidation or other disposition of the Company Assets after the occurrence of an Event of Dissolution as contemplated in Article 11 of this Agreement, the Managing Member shall distribute the net liquidation proceeds and any other liquid assets of the Company, after the payment of Expenses of liquidation of the Company and the establishment of a reasonable reserve in an amount estimated by the Managing Member to be sufficient to pay any Company Expenses and any other amounts reasonably anticipated to be required to be paid by the Company, as follows:

5.4.1.         First, to the creditors of the Company, whether by payment or by establishment of adequate reserves; and

5.4.2.         Thereafter, to all of the Members on a pro rata basis based upon their respective Percentage Interests.

Section 5.5. Treatment of Amortization, Etc. Net Cash Flow shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances.

Section 5.6. Amounts Withheld. The Company is authorized to withhold from distributions to the Members, and to pay over to the applicable foreign, federal, state or local government authorities, any amounts required to be so withheld pursuant to the Code, Regulations or any provisions of any other federal, state or local law and shall allocate such amounts to the Members with respect to which such amount was withheld. All amounts withheld pursuant to the Code, the Regulations or any provisions of any other foreign, federal, state or local tax law with respect to any payment, distribution, or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Article 5 for all purposes under this Agreement.

Section 5.7. Distributions in Kind. No right is given to any Member to demand or receive property other than cash as provided in this Agreement. Except as otherwise provided in Section 11.2 or elsewhere in this Agreement, a distribution in kind of any Company Asset to any Member shall require the approval of the Managing Member.

Section 5.8. Limitations on Distributions.

5.8.1.         Notwithstanding anything to the contrary contained in this Agreement, no distribution pursuant to this Agreement shall be made if such distribution would result in a violation of the Act.

5.8.2.         In the event that a distribution is not made as a result of the application of Section 5.8.1, all amounts so retained by the Company shall continue to be subject to all debts and obligations of the Company. The Company shall make such distribution as soon as such distribution would not be prohibited pursuant to this Section 5.8.

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ARTICLE 6. MANAGEMENT AND OPERATIONS

Section 6.1. Management of the Company.

6.1.1.         Management of the Company by Managing Member. The Members hereby unanimously agree that full responsibility for management of the business and affairs of the Company shall be delegated to a sole managing member who shall be Fig Publishing, Inc., a Delaware corporation, or such substitute managing member appointed in accordance with this Article 6 (the “Managing Member”).

6.1.2.         Power and Authority of the Managing Member. Except as otherwise expressly provided in this Agreement, the Managing Member (acting on behalf of the Company) shall have the right, power and authority to manage, operate and control the business and affairs of the Company and to do or cause to be done any and all acts, at the expense of the Company, deemed by the Managing Member to be necessary or appropriate to effectuate the purpose of the Company as set forth in Section 1.4. Except as otherwise expressly provided in this Agreement or as may be approved by the Managing Member, no Member shall have any authority, right or power, by virtue of being a Member, to bind the Company, or to manage or control, or to participate in the management or control of, the business and affairs of the Company in any manner whatsoever.

6.1.3.         Resignation. The Managing Member may not resign. The Managing Member may only be removed as the managing member of the Company as may be required by applicable law.

6.1.4.         Substitute Managing Member. In the event of the removal of the Managing Member as required by law, a substitute Managing Member shall be appointed by Members holding a Majority of the WL3 Units. Any substitute Managing Member shall execute and acknowledge any and all instruments that are necessary or appropriate to effect the admission of any such person or entity as a substitute Managing Member, including, without limitation, the written acceptance and adoption by such person of the provisions of this Agreement. Any successor to such office of Managing Member shall assume the status of and shall have all of the rights, powers and obligations that the Managing Member possessed prior to resignation from the Company.

6.1.5.         Business Time; Competition. The Managing Member shall not be required to devote its full time to the business of the Company, but shall devote so much of its time and efforts to the affairs of the Company as may in its judgment be necessary to accomplish the purposes of the Company. Nothing herein contained shall prevent the Managing Member from conducting any other business, whether such business ventures are in direct or indirect competition with the Company.

Section 6.2. Reimbursement. [reserved].

Section 6.3. Limited Liability. The Managing Member shall not be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being an agent of the Company.

Section 6.4. Expenses. The Managing Member shall be responsible for and shall pay all Organizational, Offering Expenses and expenses relating to operating and management of the Company.

Section 6.5. Accounting. The Managing Member shall use all reasonable efforts to cause the Company’s accountants to prepare and make timely filings of all tax returns which the accountants determine should be filed on behalf of the Company with any taxing authority. All financial reports and tax returns, whether prepared by such accountants or otherwise, shall be prepared at the expense of the Managing Member.

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ARTICLE 7. RIGHTS AND OBLIGATIONS OF MEMBERS

Section 7.1. Rights of the Members Generally. Except as otherwise provided in this Agreement, the Members (other than the Managing Member), shall not and may not: (i) act in the name of, or as the representative of, the Company, (ii) deal with the Company Assets in any way, (iii) incur any obligation for which the Company or the other Members will or may be liable, (iv) fail to qualify as an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, or (v) otherwise bind the Company or the other Members. Any violation of this Section 7.1 shall be deemed to constitute willful misconduct.

Section 7.2. Member Approval. Whenever this Agreement requires or contemplates action or approval by the Members, an affirmative vote or written consent of a Majority of the WL3 Units shall be required for such action or approval.

Section 7.3. Voting Rights of Members.

7.3.1.         In General. Each holder of an issued WL3 Unit shall be entitled to one vote for each WL3 Unit held and shall be entitled to vote on any matter submitted to a vote of the Members. Votes may be cast at a meeting or by the written consent of the required percentage, and in either case written notice of the action taken shall be provided to the Managing Member and all of the Members. Whenever any vote or consent of Members is required or contemplated pursuant to this Agreement, the WL3 Units of any Person which is an assignee of a Membership Interest but is not a Member, shall be deemed not to be outstanding for purposes of calculating whether a sufficient vote or consent was achieved.

7.3.2.         No Voting Rights Regarding Acquisition Transactions. The Members agree that, should the Developer (as defined in the License Agreement) or a third party (each, a “Potential Acquirer”) approach the Company with a proposal to acquire (an “Acquisition Proposal” either (i) the distribution rights to the Game (as defined in the License Agreement) held by the Company (or any rights related thereto) or (ii) some or all of the WL3 Units of the Company, then the Managing Member is expressly authorized to negotiate for the acquisition of such rights or WL3 Units on behalf of the Company and/or the Members, and the Members agree to sell their WL3 Units (if applicable) to any such Potential Acquirer, on such terms, and for whatever consideration, as may be negotiated in good faith by the Managing Member; provided, however, that, without the consent of each affected Member, the Managing Member may not agree to an Acquisition Proposal that provides for acquisition consideration whose value is materially less, on a per WL3 Unit basis, with respect to one or more Members as compared to all other Members. The Managing Member shall have the sole and exclusive authority to agree upon any Acquisition Proposal on behalf of the Company, and the Members shall have no right to vote on, or otherwise approve, an Acquisition Proposal that is agreed upon by the Managing Member.

Section 7.4. Confidentiality. In addition to and not in limitation of any other agreement or covenant relating to confidentiality entered into by any Member, each Member shall maintain all information relating to the Company contained in the financial reports and books and records of the Company in strict confidence, including this Agreement, the License Agreement and the Subscription Documents, and without the express consent of the Managing Member, shall not disclose any of such information, agreements or documents to any third party other than such Member’s attorneys and accountants who have agreed (i) to keep such information confidential and (ii) not to use such information for their own benefit, unless such disclosure is requested by any regulatory agency or otherwise required by applicable law or regulation (provided that the Member provides the Company with reasonable prior notice of such obligation to disclose and either reasonably assists in obtaining a protective order therefor or reasonably considers any requests by Company for confidential treatment of such confidential information by Member).

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ARTICLE 8. INCREASE OF AUTHORIZED WL3 UNITS; ISSUANCE OF ADDITIONAL WL3 UNITS; ADMISSION OF ADDITIONAL MEMBERS; DIILUTION; WITHDRAWALS; ETC.

Section 8.1. Additional Members. A Person may be admitted as a Member after the date of this Agreement upon the written consent of the Managing Member and upon the execution of this Agreement or an agreement to become bound by the provisions of this Agreement and such other subscription materials as shall be determined by the Managing Member by the Member to be admitted. In no event shall a Member be admitted that is a person or entity that does not qualify as an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

Section 8.2. Membership Certificates. A Person having or acquiring Membership Interests shall not be issued membership certificates to denominate such Person’s Membership Interest, unless otherwise determined by the Managing Member. The form of any such certificate shall be as determined by the Managing Member.

Section 8.3. New Admission; Additional Issuances of WL3 Units.

After the Effective Date, the Managing Member may, in its sole discretion, at any time and from time to time:

(i)                   increase the authorized WL3 Units of the Company; and

(ii)                 issue additional WL3 Units, options and warrants to acquire WL3 Units, or other equity interests to any Person for such consideration as the Managing Member may approve, including admitting new Members to the Company and accepting Capital Contributions from existing or new Members, in each case on the terms that the Managing Member determines to be appropriate in the Managing Member’s sole discretion.

Section 8.4. Dilution. Any issuances of additional WL3 Units and/or options or warrants to acquire WL3 Units shall dilute the Percentage Interests of the Members on a pro rata basis.

Section 8.5. Withdrawals. No Member may resign, dissolve or otherwise withdraw from the Company as a member, and no Member may withdraw any of such Member’s Capital Account, unless and until such resignation, dissolution or withdrawal and the terms thereof (including the amount, if any, to be paid to such Member for such Member’s Membership Interest) have been approved by the Managing Member in writing; provided, however, that the Managing Member shall in no event be obligated to give such approval.

Section 8.6. Removal. The Managing Member, shall in its sole discretion, remove any Member that is in material breach of this Agreement or the Subscription Documents, including, but not limited to, the representations and warranties of Members set forth in Section 2.1 and the restrictions on Members set forth in Section 7.1.

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ARTICLE 9. TRANSFERS OF MEMBERSHIP INTERESTS

Section 9.1. No holder of the WL3 Units may Transfer or attempt to Transfer all or any part of such Member’s WL3 Units (including without limitation any Transfer between Members) without the consent of the Managing Member, in its sole discretion. In no event shall a Member be admitted that is a person or entity that does not qualify as an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act. Any purported Transfer made in violation of this Article 9 shall be void ab initio and without effect.

ARTICLE 10. INTERESTED TRANSACTIONS; INDEMNIFICATION; EXCULPATION

Section 10.1. Interested Transactions. A contract or transaction between the Company and one or more of its Members or the Managing Member or their respective Affiliates, or between the Company and another limited liability company, limited liability partnership, corporation, partnership, joint venture, trust or other enterprise in which one or more of the Company’s Members or the Managing Member or their respective Affiliates are members, stockholders, partners, managers, directors or officers or have a financial or other interest, shall not be void or voidable for that reason.

Section 10.2. Indemnified Representatives. As used in this Agreement, “Indemnified Representative” means:

(i)                   the Managing Member of the Company, including any former Managing Member, or any Person acting on behalf of the Managing Member or former Managing Member of the Company; and

(ii)                 any other Person designated as an “Indemnified Representative” by the Managing Member (which may, but need not, include any Person serving, at the request of the Company, as an officer, director, manager, managing member, employee, consultant, agent, fiduciary or trustee of the Company, any of the Funds or another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise).

Section 10.3. Exculpation of Covered Persons. No Indemnified Representative of the Company, or any of their respective Affiliates, representatives or agents (each, a “Covered Person”) shall be liable to the Company or any other Covered Person or any Member for any loss, damage or claim incurred by reason or any act or omission (including for any breach of contract or breach of fiduciary duty or other duties) performed or omitted by such Covered Person; provided, however, that this sentence shall not limit or eliminate liability for any act or omission that constitutes gross negligence or willful misconduct.

Section 10.4. No Liability to the Members. The Managing Member and its Affiliates shall not be liable to the Company or the Members for any action taken or omitted to be taken in connection with the business or affairs of the Company so long as the Managing Member or its Affiliates, as applicable, is not found to be guilty of gross negligence or willful misconduct by a court of competent jurisdiction with respect thereto. It shall be conclusively presumed and established that the Managing Member acted in good faith if any action is taken, or not taken, by it on the advice of legal counsel or other independent outside consultants.

Section 10.5. Indemnification of Covered Persons. The Company shall defend, indemnify, save harmless, and pay all judgments and claims against the Covered Persons relating to any Liabilities incurred by reason of any act performed or omitted to be performed by any of them in connection with the business of the Company, including reasonable attorneys’ fees incurred by any of them in connection with the defense of any Proceeding, which attorneys’ fees shall be paid as incurred; provided, however, that there shall be no indemnification of a Person pursuant to this Section 10.5 from any liability arising out of any act or omission of such Person that is found to constitute gross negligence of willful misconduct by a court of competent jurisdiction with respect thereto.

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Section 10.6. Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinion, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or net cash flow or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

Section 10.7. Additional Indemnification Matters. If a Covered Person is entitled to indemnification in respect of a portion, but not all, of any Liabilities to which such Person may be subject, the Company shall indemnify such Covered Person to the maximum extent for such portion of the Liabilities. The termination of a Proceeding by settlement shall not create a presumption that the Covered Person is not entitled to indemnification. This Article 10 shall survive any termination of this Agreement and any termination, liquidation or dissolution of the Company.

ARTICLE 11. DISSOLUTION AND WINDING UP

Section 11.1. Event of Dissolution. The Company shall continue until dissolved upon the earliest to occur of the following events (each, an “Event of Dissolution”):

(i)              when dissolution of the Company is required by law; or

(ii)             upon the determination of the Managing Member to terminate and dissolve the Company.

Section 11.2. Winding Up. Upon the occurrence of an Event of Dissolution, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members. No Person shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs. To the extent not inconsistent with the foregoing, all covenants and obligations in this Agreement shall continue in full force and effect until such time as the Company Assets have been distributed pursuant to this Section 11.2 and the Certificate of Formation has been canceled in accordance with the Act. Either the Managing Member or a Person appointed by the Managing Member or, if the Managing Member does not so act or appoint someone within a reasonable period of time, a Person appointed by a Majority of the WL3 Units (the “Liquidating Trustee”) shall be responsible for overseeing the winding up and dissolution of the Company, shall take full account of the Company’s liabilities and assets, shall cause the Company Assets to be liquidated as promptly as is consistent with obtaining the fair value thereof, and shall cause the net proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Article 5 of this Agreement. In the event that the Liquidating Trustee determines that a particular Company Asset cannot be sold on terms which are acceptable to the Liquidating Trustee in the Liquidating Trustee’s sole discretion, the Liquidating Trustee may have such particular Company Asset appraised and may distribute such Company Asset in-kind to one or more Members; provided, however, that on an overall basis, the total value of cash and any property distributed in kind must be distributed on a pro rata basis to the Members in accordance with their Percentage Interests (regardless of whether any particular Member receives cash and/or such property).

Section 11.3. Deemed Distribution and Recontribution. Notwithstanding anything to the contrary contained in this Article 11, in the event the Company is “terminated” within the meaning of the Code or the Regulations but no Event of Dissolution has occurred, the Company Assets shall not be liquidated, the Company’s liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up. Instead, solely for federal income tax purposes, the Company shall be deemed to have contributed the Company Assets in kind to a new limited liability company which shall be deemed to have assumed and taken the Company Assets subject to all Company liabilities, in exchange for interest in the new limited liability company. Immediately thereafter, such interests shall be deemed to have been distributed to the Members all in accordance with the Regulations under Code Section 708.

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Section 11.4. Rights of Members. Each Member shall look solely to the Company Assets and not to the Managing Member or the other Members for the return of such Member’s respective contributions to the Company and returns or interest thereon and shall have no right or power to demand or receive property other than cash from the Company.

Section 11.5. Termination. The Company shall terminate when all of the Company Assets shall have been disposed of and the proceeds therefrom shall have been distributed as provided in this Article 11. The Liquidating Trustee shall then execute and cause to be filed a Certificate of Cancellation of the Company in accordance with the Act.

ARTICLE 12. NOTICES.

All notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally received by the intended recipient or (i) when delivered by messenger or nationally recognized delivery service (with confirmation of receipt), (ii) when delivered by facsimile or (iii) three (3) business days after having been mailed by first class registered or certified mail, return receipt requested, postage prepaid, addressed to the applicable party at the address indicated on Schedule A hereto, or to any other address or addressee as any party may in the future specify by notice to the other parties (with notice of change of address or addressee not being valid until actually received).

ARTICLE 13. MISCELLANEOUS

Section 13.1. Further Action. Each Member, at the request of the Company, agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions and purposes of this Agreement.

Section 13.2. Waiver of Action for Partition; No Bill for Accounting. Each of the Members irrevocably waives any right that such Member may have to maintain any action for partition with respect to any Company Asset. To the fullest extent permitted by law, each Member covenants that such Member will not file a bill for accounting.

Section 13.3. Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors, and permitted transferees and assigns.

Section 13.4. Severability. If any provision of this Agreement shall be deemed invalid or unenforceable as written, it shall be construed, to the extent possible, in a manner which shall render it valid and enforceable, and any limitations on the scope or duration of any such provision necessary to make it valid and enforceable shall be deemed to be part thereof; no invalidity or unenforceability shall affect any other portion of this Agreement unless the provision deemed to be so invalid or unenforceable is a material element of this Agreement, taken as a whole. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 13.5. Incorporation by Reference. Every exhibit, schedule and other appendix attached to this Agreement and referred to herein is incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.

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Section 13.6. Entire Agreement. This Agreement, including any Exhibits and Schedules hereto, constitutes the entire agreement among the parties hereto with respect to the Company and supersedes all prior agreements, covenants, arrangements, letters, communications, representations or warranties, whether oral or written, by any party hereto with respect to the Company or its business. No party shall be bound by any condition, definition, warranty or representation, unless and only to the extent (i) expressly set forth or provided for in this Agreement or in any other agreement entered into by a party on or subsequent to the Effective Date, set forth in writing and signed by the party to be bound thereby, or (ii) this Agreement (including the Exhibits and Schedules hereto), or such other agreements, are amended pursuant to their terms.

Section 13.7. Amendments. Except as otherwise provided in Section 4.9 or below in this Section 13.7 or otherwise expressly provided elsewhere in this Agreement, no amendment, modification or discharge of this Agreement shall be valid or binding unless agreed to in writing by the Managing Member and a Majority of the WL3 Units; provided, however, that no amendment pursuant to this sentence shall, without the consent of the affected Member, materially increase the liability of such Member to the Company, any other Member or any other Person or otherwise materially adversely affect such Member disproportionately (based on relative numbers of WL3 Units) to the other Members.

Section 13.8. No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. No failure on the part of any party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 13.9. Additional Remedies. All remedies, rights, powers and privileges, either under this Agreement or by law or otherwise afforded the parties to this Agreement, shall be cumulative and shall not be exclusive of any remedies, rights, powers and privileges provided by law. Each party hereto may exercise all such remedies afforded to it in any order or priority.

Section 13.10. Construction. Unless the context otherwise requires, the singular and plural forms in this Agreement shall be mutually inclusive, and the masculine, feminine and neuter forms in this Agreement shall be mutually inclusive. The words including, includes, and included shall be deemed to be followed by the phrase “without limitation”. The terms of this Agreement are intended to embody the economic relationship among the Members and shall not be subject to modification by, or be conformed with, any actions by the Internal Revenue Service except as this Agreement may be explicitly so amended and except as may relate specifically to the filing of tax returns.

Section 13.11. Headings; References. The headings in this Agreement are for convenience of reference only and are not intended to define or limit the contents of any article, section or paragraph. Unless otherwise expressly stated herein, references to Articles and Sections shall refer to articles and sections of this Agreement.

Section 13.12. Counterparts; Fax Signatures. This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts or digital or facsimile copies thereof containing the respective signatures of, or on behalf of, all of the parties hereto. All executed signature pages transmitted by facsimile or digital means shall be deemed an original, and shall be binding upon transmission.

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Section 13.13. Jurisdiction and Venue. Each Member: (a) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted exclusively in solely in the federal or state courts located in San Francisco County, California, (b) waives any objection which such Member may have or hereafter have to the venue of any such suit, action or proceeding, and (c) irrevocably consents to the jurisdiction of the federal or state courts located in San Francisco County, California in any such suit, action or proceeding. Each Member further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the federal or state courts located in San Francisco County, California and agrees that service of process upon a Member mailed by certified mail to such Member’s address as last appearing in the records of the Company shall be deemed in every respect effective service of process upon such Member in any such suit, action or proceeding.

Section 13.14. Waiver of Jury Trial. ALL MEMBERS HEREBY WAIVE THEIR RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER.

Section 13.15. Governing Law. This Agreement and any amendments hereof shall be governed by and construed in accordance with the internal law (both substantive and procedural) of the State of Delaware applicable to contracts made and to be performed therein and limited liability companies formed thereunder. Choice of law rules that might cause the application of the laws of another jurisdiction shall not apply.

Section 13.16. No Third Party Beneficiaries. There shall be no third-party beneficiaries of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Limited Liability Company Operating Agreement as of the date first written above.

COMPANY:

FIG WL3, LLC, a Delaware limited liability company

By:	Fig Publishing, Inc., its Managing Member

By:	/s/ Jonathan Chan
Name:	Jonathan Chan
Title:	Chief Operating Officer

[The remainder of this page is intentionally blank.]

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SIGNATURE PAGE FOR OPERATING AGREEMENT OF

FIG WL3, LLC

(For use by Members that are entities.)

MEMBER

Entity Name (print):

By:
Name:
Title:

Address:

Telephone No.:

Email address:

EIN/Social Security Number:

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SIGNATURE PAGE FOR OPERATING AGREEMENT OF

FIG WL3, LLC

(For use by Members who are individuals.)

MEMBER

Name (print):

Address:

Telephone No.:

Email address:

EIN/Social Security Number:

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ANNEX I

DEFINITIONS

1.	“Act” means the Delaware Limited Liability Company Act as amended from time to time (or any corresponding provisions of succeeding law).

2.	“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: (i) credit to such Capital Account of any amounts which such member is obligated to restore or is deemed to be obligated to restore to the Company pursuant to the penultimate sentences in Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and (ii) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-2(b)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

3.	“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with, the referenced Person, (ii) any Person which has a 10% or more beneficial, or voting, interest in the referenced Person or any Person in which the referenced Person has a 10% or more beneficial, or voting, interest; (iii) any officer or director of, or partner or member in, either the referenced Person or any Person described in (i) or (ii) above, and (iv) any Person who would be a related taxpayer to the referenced Person under Code Section 267. For purposes of the above, the term “control” (including “controlling” and “controlled”) means the possession, directly or indirectly, of the power to direct or to cause the direction of the management and policies of a Person, whether through the ownership of voting interests, by contract or otherwise. For purposes of this definition, each Member and such Member’s Affiliates shall not be considered to be an Affiliate of any other Member or such other Member’s Affiliates by virtue of being a Member of the Company.

4.	“Agreement” means this Limited Liability Company Operating Agreement, as it may be amended and/or restated from time to time in accordance with this Agreement.

5.	“Bankruptcy” shall be deemed to have occurred as to a Person when (i) such Person shall have commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended or replaced, or under any other applicable federal or state bankruptcy or insolvency law, or (ii) a decree or order for relief under any of such laws shall have been entered by any court having jurisdiction in the premises in respect of such Person, or a receiver, liquidator, assignee, custodian, trustee or similar official shall have been appointed for such Person or any substantial part of such Person’s property, or the winding-up or liquidation of such Person’s affairs shall have been ordered, and in connection with the foregoing provisions of this clause (ii) either such Person shall have applied for or consented to such decree, order or appointment or such decree, order or appointment shall have continued unstayed and in effect for a period of ninety (90) days (whether or not consecutive), or (iii) such Person shall have made an assignment for the benefit of creditors, or (iv) such Person shall have generally admitted in writing the inability to pay such Person’s debts as such debts become due.

6.	“Book Adjustment Trigger” has the meaning provided in Section 4.6.2.

7.	“Capital Account” has the meaning provided in Section 3.2.

8.	“Capital Contribution” means, with respect to any Member, the amount of money, and the fair market value as approved by the Managing Member of any other property, (i) contributed to the Company by such Member on or prior to the Effective Date or (ii) contributed to the Company after the Effective Date by such Member in accordance with this Agreement.

9.	“Certificate of Formation” means the Certificate of Formation of the Company as originally filed with the State of Delaware on January 8, 2016 as such Certificate may be amended from time to time in accordance with this Agreement.

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10.	“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of any succeeding law).

11.	“Company” has the meaning provided in the Preamble.

12.	“Company Assets” has the meaning provided in Section 1.7, and “Company Asset” means an item of the Company Assets.

13.	“Covered Person” has the meaning provided in Section 10.3.

14.	“Effective Date” has the meaning provided in the Preamble.

15.	“Event of Dissolution” has the meaning provided in Section 11.1.

16.	“Expenses” means all direct and indirect costs of any type or nature whatsoever (including, all attorneys’ fees and disbursements, accounting fees and disbursements, expert fees and disbursements, other out-of-pocket costs and reasonable compensation for time spent by a Person for which such Person is not otherwise compensated by the Company or any third party), and amounts paid in settlement by or on behalf of Person, but shall not include any final judgments, fines or penalties actually levied against a Person.

17.	“Fiscal Year” means (i) the period commencing on the Formation Date and ending on the first December 31 thereafter; (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31; and (iii) any portion of any period described in clause (i) or (ii) of this sentence for which the Company is required to allocate Net Profits, Net Losses, and other items of the Company’s income, gain, loss, or deduction pursuant to Article 4 of this Agreement.

18.	“Formation Date” has the meaning provided in the Preamble.

19.	“GAAP” means, as of any point in time, generally accepted accounting principles as in effect in the United States at such time.

20.	“Gross Asset Value” has the meaning provided in Section 4.6.1.

21.	“Indemnified Capacity” means any and all past, present and future service by a Person in one or more capacities as a member, manager, employee, consultant or agent of the Company, or, at the request of the Company, as a member, manager, director, officer, employee, agent, fiduciary or trustee of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise.

22.	“Indemnified Representative” has the meaning provided in Section 10.2.

23.	“Liabilities” means any Expenses and any other damages, judgments, amounts paid in settlement, fines, penalties, punitive damages, excise taxes assessed with respect to an employee benefit plan, or costs or expenses of any nature (including attorneys’ fees and disbursements).

24.	“License Agreement” means that certain Amended and Restated License Agreement by and between the Managing Member and inXile Entertainment, Inc.

25.	“Liquidating Trustee” has the meaning provided in Section 11.2.

26.	“Majority of the WL3 Units” means, as of any point in time, and with respect to any matter, any combination of Members holding more than fifty percent (50%) of the then issued and outstanding WL3 Units at such time.

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27.	“Managing Member” has the meaning provided in Section 6.1.1.

28.	“Member” has the meaning provided in the Preamble.

29.	“Membership Interest” means, as to each Member, such Member’s entire right, title and interest in the Company, generally represented by WL3 Units, including (i) such Member’s Capital Account, (ii) such Member’s rights to share in the Net Profits and Net Losses and rights, if any, to receive distributions of cash and other Company Assets, and (iii) such Member’s rights as and to the extent provided in this Agreement.

30.	“Net Cash Flow” has the meaning provided in Section 5.1.3.

31.	“Net Losses” has the meaning provided in Section 4.5.1.

32.	“Net Profits” has the meaning provided in Section 4.5.1.

33.	“Organizational and Offering Expenses” means (i) all organizational expenses of the Company and expenses incurred in connection with the formation of the Company; (ii) all expenses of the Company incurred in connection with the preparation and negotiation of this Agreement and the License Agreement; (iii) all expenses associated with the offering of Membership Interests in the Company and (iv) any similar, related expenses.

34.	“Percentage Interest” has the meaning provided in Section 3.3.

35.	“Person” means any individual, firm, association, corporation, partnership, limited liability company, limited liability partnership, trust, estate or other entity.

36.	“Preamble” means the introductory clauses of this Agreement.

37.	“Proceeding” means any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the Company, a class of its Members or security holders or otherwise, in which a Person may be involved as a party or otherwise by reason of the fact that such Person is or was serving in an Indemnified Capacity.

38.	“Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

39.	“Regulatory Allocations” has the meaning provided in Section 4.3.

40.	“Securities Act” means the Securities Act of 1933, as amended.

41.	“Subscription Documents” has the meaning providing in Section 2.1.7.

42.	“TMP” has the meaning provided in Section 4.8.

43.	“Transfer” means to, or any attempt to, sell, assign, give away, place in trust, place in joint names, transfer, mortgage, pledge, alienate, hypothecate, devise, distribute or in any way encumber or dispose of (including encumbrances or dispositions, in Bankruptcy or otherwise, by operation of law or court order) any Membership Interest or part thereof, currently owned or hereafter acquired.

44.	“WL3 Unit” or “WL3 Units” has the meaning provided in Section 1.8.

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SCHEDULE A

MEMBER INFORMATION

In regard to the “Member’s Capital Contribution” information below, Fig Publishing, Inc.’s Capital Contribution is expected to consist of (i) any license agreement or beneficial interest in a license agreement that it is contributing to the Company, and (ii) any cash that it is investing alongside other Members. For all Members other than Fig Publishing, Inc., their Capital Contributions are expected to consist of cash only.

Member’s Name and Address	Member’s Capital Contribution	Member’s Number of Units	Member’s Percentage Interest
Fig Publishing, Inc. 599 Third Street, Suite 211 San Francisco, CA 94107

(1) [__]% of the beneficial interest in the License Agreement (as defined above), such percentage amount to be determined upon the closing of the offering of WL3 Units by the Company and the closing of the offering of Fig Game Shares – Wasteland 3 by Fig Publishing, Inc., and such percentage amount to be equal to the Fig Game Shares Allotment Percentage (as described in the offering circular for Fig Game Shares – Wasteland 3) applicable to WL3 Units.

(2) Cash in the following amount: [_____]

		[___]	[___]%